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                                                               Exhibit (a)(1)(D)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
              (including associated Series A Junior Participating
                        Preferred Stock Purchase Rights)
                                       of
                                  ACSYS, INC.
                                       at
                              $5.00 Net Per Share
                                       by
                            PLATFORM PURCHASER INC.,
                                an affiliate of
                                  VEDIOR N.V.
                          and to become a wholly owned
                                 subsidiary of
                                  TIBERIA B.V.
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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON WEDNESDAY, MAY 24, 2000, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

    We have been engaged by Platform Purchaser Inc., a Georgia corporation (the "Purchaser") and an affiliate of Vedior N.V., a company organized under the laws of the Netherlands ("Vedior"), and to become, immediately prior to the initial purchase of Shares (as defined below) under the Offer, a wholly owned subsidiary of Tiberia B.V., a company organized under the laws of the Netherlands ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, no par value per share (together with the associated series A junior participating preferred stock purchase rights, the "Shares"), of Acsys, Inc., a Georgia corporation (the "Company"), at $5.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated April 27, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

    1.  Offer to Purchase dated April 27, 2000;

    2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);
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    3.  The Letter to Shareholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/ Recommendation Statement on Schedule 14D-9;

    4. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5.  Notice of Guaranteed Delivery with respect to Shares;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to Wilmington Trust Company, as Paying Agent.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 OF THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN EXHIBIT 1 TO THE MERGER AGREEMENT (AS DEFINED BELOW)) ON THE DATE OF PURCHASE AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on May 24, 2000, unless extended.

    The Board of Directors of the Company has unanimously adopted and approved the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement and determined that the Offer and the Merger are in the best interests of the Company's shareholders and recommends that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 16, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser, Vedior, Select Appointments North America Inc. and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, Vedior or the Company, or any subsidiary of Parent or the Company, and by shareholders, if any, who exercise their statutory dissenters' rights under Georgia law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Parent and the Purchaser may assign any or all of their rights and obligations (including the right to purchase Shares in the Offer) to Vedior or any majority-owned subsidiary of Vedior or, following the consummation of the Offer, Parent, but no such assignment shall relieve the assigning party of its obligations under the Merger Agreement.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (a) certificates for or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at

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different times depending upon when certificates for Shares or Book-Entry
Confirmations with respect to Shares are actually received by the Paying Agent. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    None of the Purchaser, Parent or Vedior will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR
 ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, VEDIOR, THE PAYING AGENT, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.
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